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
COMPUTATION OF RATIOS OF                                                                                                  EXHIBIT 12
EARNINGS TO FIXED CHARGES                                                        American International Group, Inc. and Subsidiaries

(in millions, except ratios)
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YEARS ENDED DECEMBER 31,                                                 1998         1997         1996         1995         1994
==================================================================================================================================
Income before income taxes and minority interest                        $5,529       $4,731       $4,056       $3,502       $2,982
Less-Equity income of less than 50% owned persons                           98          120          121           91           54
Add-Dividends from less than 50% owned persons                              24           30           13            6            4
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                                                                         5,455        4,641        3,948        3,417        2,932
Add-Fixed charges                                                        2,038        1,834        1,615        1,484        1,405
Less-Capitalized interest                                                   74           50           50           51           46
==================================================================================================================================
Income before income taxes, minority interest
   and fixed charges                                                    $7,419       $6,425       $5,513       $4,850       $4,291
==================================================================================================================================
Fixed charges:
   Interest costs                                                       $1,947       $1,754       $1,542       $1,412       $1,335
   Rental expense*                                                          91           80           73           72           70
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Total fixed charges                                                     $2,038       $1,834       $1,615       $1,484       $1,405
==================================================================================================================================
Ratio of earnings to fixed charges                                        3.64         3.50         3.41         3.27         3.05
==================================================================================================================================

*    The proportion deemed representative of the interest factor.


The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 5.86, 5.45, 5.23,
4.82 and 5.30 for 1998, 1997, 1996, 1995 and 1994, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.


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